Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

Change In Control Agreement (this “Agreement”) dated as of _______, 2006 by and between Joseph S. Giordano III (“Executive”) and Drew Industries Incorporated, a Delaware corporation (the “Company”).

WHEREAS, Executive has been Corporate Controller and Treasurer of the Company; and

WHEREAS, the Company believes that it is in the best interest of the Company and its stockholders to foster Executive’s objectivity in making decisions with respect to any pending or threatened Change in Control (as hereinafter defined) of the Company and to assure that the Company will have the continued dedication and availability of Executive notwithstanding the possibility, threat or occurrence of a Change in Control; and the Company believes that these goals can best be accomplished by alleviating certain of the risks and uncertainties with regard to Executive’s financial and professional security that would be created by a pending or threatened Change in Control and that inevitably would distract Executive and could impair his ability to objectively perform his duties for and on behalf of the Company. Accordingly, the Company believes that it is appropriate and in the best interest of the Company and its stockholders to provide to Executive compensation arrangements upon a Change in Control that mitigate Executive’s financial risks and uncertainties and that are reasonably competitive with those of other companies; and

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt of which is hereby acknowledged, it is hereby agreed as follows:

1.	TERM OF AGREEMENT

This Agreement shall be effective from the date hereof and, subject to the provisions of Section 4, shall extend to (and thereupon automatically terminate) one (1) day after Executive’s termination of employment with the Company for any reason. No termination of this Agreement shall limit, alter or otherwise affect Executive’s rights hereunder with respect to a Change in Control which has occurred prior to such termination, including without limitation Executive’s right to receive the benefits provided herein.

2.	PURPOSE OF AGREEMENT

The purpose of this Agreement is to provide that, in the event of a Change in Control, Executive may become entitled to receive certain benefits, as described herein, in the event of his termination under specified circumstances.

3.	CHANGE IN CONTROL

As used in this Agreement, the phrase “Change in Control” shall mean:

3.1 Except as provided in Section 3.2 hereof, the acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries, or any executive benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (the “Voting Securities”); or

3.2 Approval by the stockholders of the Company of a reorganization, merger or consolidation with any other person, entity or corporation, other than

3.2.1 a merger or consolidation which would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than fifty percent (50%) of the combined voting power of the Voting Securities of the Company or such other entity outstanding immediately after such merger or consolidation, or

3.2.2 a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person, entity or group acquires twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding Voting Securities; or

3.3 Approval by the stockholders of the Company of a plan of complete liquidation of the Company or a sale or other disposition by the Company of all or substantially all of the Company’s assets in one transaction or a series of transactions.

4.	EFFECT OF A CHANGE IN CONTROL

In the event of a Change in Control, Sections 6 through 11 of this Agreement shall become applicable to Executive. The provisions of these Sections shall remain applicable until the second anniversary of the date upon which the Change in Control occurs. On such second anniversary date, and provided that the employment of Executive has not been terminated on account of a Qualifying Termination (as defined herein), this Agreement shall terminate and be of no further force or effect.

5.	QUALIFYING TERMINATION

If within six (6) months following a Change in Control, Executive voluntarily terminates his employment with the Company (“Voluntary Termination”), or if within one (1) year following, or within one hundred twenty (120) days prior to, a Change in Control, Executive’s employment with the Company is terminated (“Involuntary Termination”), either of such terminations shall be conclusively considered a “Qualifying Termination” unless:

5.1 The Executive voluntarily terminates his employment on a date that is more than six (6) months after the Change in Control; provided, however, that Executive shall not be considered to have voluntarily terminated his employment with the Company if, following, or within one hundred twenty (120) days prior to, the Change in Control, (i) Executive’s overall compensation is reduced or adversely modified in any material respect, or (ii) his authority or duties are materially changed and he elects to terminate his employment within sixty (60) days following such reduction, modification or change. Executive’s authority or duties shall conclusively be considered to have been “materially changed” if, without Executive’s express and voluntary written consent, there is any substantial diminution or adverse modification in Executive’s title, status, overall position, responsibilities, reporting relationship, general working environment (including without limitation secretarial and staff support, offices, and frequency and mode of travel), or if, without Executive’s express and voluntary written consent, Executive’s job location is transferred to a site more than fifty (50) miles away from his residence and more than fifteen (15) miles from the Company’s location on the date hereof. Executive’s authority and duties shall conclusively be considered to have been “materially changed” if, without Executive’s express and voluntary written consent, Executive no longer holds the same title or no longer has the same authority and responsibilities or no longer has the same reporting responsibilities, in each case with respect and as to a publicly held parent company which is not controlled by another entity or person, or

5.2 The termination is on account of Executive’s death or Disability. For such purposes, “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the performance of his responsibilities for the Company and its affiliated companies and which, at least three (3) months after its commencement, is determined to be total and permanent by a physician agreed to by the Company and Executive (or Executive’s legal representative). In the absence of agreement between the Company and Executive, each party shall nominate a qualified physician and the two physicians so nominated shall select a third physician who shall make the determination as to Disability, or

5.3 An Involuntary Termination occurs for “Cause.” For this purpose, “Cause” shall be limited to the following:

5.3.1 the refusal of Executive to comply with a lawful, written instruction of the Board of Directors or Executive’s immediate supervisor, which refusal is not remedied by Executive within a reasonable period of time after his receipt of written notice from the Company identifying the refusal, so long as the instruction is consistent with the scope and responsibilities of Executive’s position prior to the Change in Control; or

5.3.2 an act or acts of personal dishonesty by Executive which were intended to result in substantial personal enrichment of Executive at the expense of the Company or any of its affiliated companies; or

5.3.3 Executive’s conviction of any misdemeanor involving an act of moral turpitude or any felony.

6.	SEVERANCE PAYMENT

6.1 Subject to Section 6.2 hereof, if Executive’s employment is terminated as a result of a Qualifying Termination, the Company shall pay Compensation (as hereinafter defined) to Executive (A) in the event of an Involuntary Termination, for the two (2) years following the Qualifying Termination, or (B) in the event of a Voluntary Termination, for one (1) year following the Qualifying Termination, in either event in accordance with the Company’s customary payroll practice (the “Severance Payment”). Such payments shall commence on the next payroll payment date following the Qualifying Termination.

6.2 During the second year following an Involuntary Termination, the Severance Payment payable by the Company to Executive shall be reduced by an amount equal to the compensation and other benefits received by Executive during either of such periods from other employment or business activities.

6.3 For purposes of this Agreement, Executive’s “Compensation” shall equal the sum of (i) Executive’s salary at the annual rate applicable on the date of the Qualifying Termination, plus (ii) a “Bonus Increment.” The Bonus Increment shall equal the annualized average of all bonuses and incentive compensation payments paid to Executive during the three (3) year period (or such shorter period as the Executive has been employed by the Company) immediately before the date of the Change of Control under all of the Company’s bonus and incentive compensation plans or arrangements as disclosed in the Company’s annual Proxy Statement.

6.4 The Severance Payment hereunder is in lieu of any severance payment that Executive might otherwise be entitled to from the Company in the event of a Change in Control under the Company’s applicable severance pay policies, if any, or under any other oral or written agreement.

7.	ADDITIONAL BENEFITS

7.1 In the event of a Qualifying Termination, any and all unvested stock options of Executive shall immediately become fully vested and exercisable.

7.2 In the event of a Qualifying Termination, Executive shall be entitled to continue to participate in the following executive benefit programs which had been made available to Executive (including his immediate family) and at the same level before the Qualifying Termination: group medical insurance, group-term life insurance and disability insurance, use of automobile provided by the Company, and long-term care insurance. These programs shall be continued at no cost to Executive, except to the extent that tax rules require the inclusion of the value of such benefits in Executive’s income. The programs shall continue for Executive’s benefit for two (2) years after the date of the Qualifying Termination; provided, however, that Executive’s participation in each of such programs shall be earlier terminated or reduced, as applicable, if and to the extent Executive receives benefits as a result of concurrent coverage through another program.

8.	RIGHTS AND OBLIGATIONS PRIOR TO A CHANGE IN CONTROL

Prior to the date which is one hundred twenty (120) days before a Change in Control, the rights and obligations of Executive with respect to his employment by the Company shall be determined in accordance with the policies and procedures adopted from time to time by the Company and the provisions of any written employment contract in effect between the Company and Executive from time to time. Unless otherwise expressly set forth in a separate written employment agreement between Executive and the Company, the employment of Executive is expressly at-will, and Executive or the Company may terminate Executive’s employment with the Company at any time and for any reason, with or without cause, provided that if such termination occurs within one hundred twenty (120) days prior to or one (1) year after a Change in Control and constitutes a Qualifying Termination the provisions of this Agreement shall govern the payment of the Severance Payment and the other benefits as provided herein.

9.	NON-EXCLUSIVITY OF RIGHTS

Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company or any of its affiliated companies. Except as otherwise provided in Section 6.3 hereof, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the date of any Qualified Termination shall be payable in accordance with such plan or program.

10.	FULL SETTLEMENT

The Company’s obligation to pay the Severance Payment and other benefits provided for in this Agreement and otherwise to perform its obligations hereunder (i) shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which the Company may have against Executive or others, and (ii) are subject to receipt by the Company of a duly executed and acknowledged Waiver and Release in the form attached hereto as Exhibit A. In no event shall Executive be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of Executive’s successful collection efforts to receive amounts payable hereunder.

11.	SUCCESSORS.

11.1 This Agreement is personal to Executive, and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

11.2 The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

12.	GOVERNING LAW

12.1 This Agreement is made and entered into in the State of New York, and the internal laws of New York shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.

12.2 Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in White Plains, New York over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereby irrevocably waives to the fullest extent permitted by law, (i) the right to a trial by jury; (ii) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court; or (iii) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgement in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgement.

13.	MODIFICATIONS

This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto. The parties agree to amend this Agreement in order to comply with the provisions of Section 409A of the Internal Revenue Code and other guidance regarding said Section.

14.	NOTICES

Any notice or communications required or permitted to be given to the parties hereto shall be in writing and shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, or by nationally recognized courier, and addressed or delivered as follows, or at such other addresses the party addressed may have substituted by notice pursuant to this Section:

To the Company:	To Executive:

Drew Industries Incorporated 200 Mamaroneck Avenue White Plains, New York, 10601 Attention: President	Joseph S. Giordano III

15.	CAPTIONS

The captions of this Agreement are inserted for convenience and do not constitute a part hereof.

16.	SEVERABILITY

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

17.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the day and year first written above.

_______________________________ Joseph S. Giordano III DREW INDUSTRIES INCORPORATED By:_______________________________ Name:_____________________________ Title:______________________________

Exhibit 10.1

Exhibit A

CHANGE IN CONTROL AGREEMENT

Waiver and Release

The attached Waiver and Release Agreement is to be executed by Executive upon the occurrence of a Qualifying Termination under the Change in Control Agreement.

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (the “Waiver and Release”) is entered into by and among Drew Industries Incorporated, a Delaware corporation (“Drew”) and Joseph S. Giordano III(“Executive”) this ________ day of ________, 200_.

1.	General Waiver and Release

For and in consideration of the agreement of the Company to provide Executive the Severance Payment described in the Amended Change in Control Agreement, dated as of February 28, 2006, among Executive and the Company (the “Agreement”), Executive, with the intention of binding himself and all of his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, and all of its respective past and present officers, directors, stockholders, employees, agents, parent corporations, predecessors, subsidiaries, affiliates, estates, successors, assigns and attorneys (hereinafter collectively referred to as “Released Parties”) from any and all claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, rights, damages, promises, demands or liabilities (hereinafter collectively referred to as “Claims”) whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive, individually or as a member of any class, now has, owns or holds or has at any time heretofore ever had, owned or held against the Released Parties including, but not limited to, Claims arising out of or in any way connected with Executive’s employment with the Company or any of the Released Parties or the termination of any such employment relationship, including, but not limited to, Claims pursuant to Federal, state or local statute, regulation, ordinance or common-law for (i) employment discrimination; (ii) wrongful discharge; (iii) breach of contract; (iv) tort actions of any type, including those for intentional or negligent infliction of emotional harm; and (v) unpaid benefits, wages, compensation, commissions, bonuses or incentive payments of any type, except as follows:

1.1 those obligations of the Company and its affiliates under the Agreement, pursuant to which this Waiver and Release is being executed and delivered;

1.2 claims, if any, for Executive’s accrued or vested benefits under the retirement plans, savings plans, stock options, investment plans and employee welfare benefit plans, if any, of the Released Parties (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), as amended; provided, however, that nothing herein is intended to or shall be construed to require the Released Parties to institute or continue in effect any particular plan or benefit sponsored by the Released Parties and the Company and all other Released Parties hereby reserve the right to amend or terminate any such plan or benefit at any time; and

1.3 any rights to indemnification or advancement of expenses to which Executive may otherwise be entitled pursuant to the articles of incorporation or bylaws of any of the Released Parties, or by contract or applicable law, as a result of Executive’s service as an officer or director of any of the Released Parties. Executive further understands and agrees that he has knowingly relinquished, waived and forever released any and all remedies arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

2.	Covenant Not to Sue

Executive acknowledges and agrees that this Waiver and Release may not be revoked at any time and that he will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Waiver and Release. Should Executive ever attempt to challenge the terms of this Waiver and Release, attempt to obtain an order declaring this Waiver and Release to be null and void, or institute litigation against any of the Released Parties based upon a Claim which is covered by the terms of this Waiver and Release, Executive will as a condition precedent to such action repay all monies paid to him under the terms of the Agreement and this Waiver and Release. Furthermore, if Executive does not prevail in an action to challenge this Waiver and Release, to obtain an order declaring this Waiver and Release to be null and void, or in any action against any of the Released Parties based upon a Claim which is covered by the Waiver and Release set forth herein, Executive shall pay to the Company and/or the appropriate Released Parties all their costs and attorneys’ fees incurred in their defense of Executive’s action.

3.	Denial of Liability

Executive acknowledges and agrees that neither the payment of the Severance Payment under the Agreement nor this Waiver and Release is to be construed in any way as an admission of any liability whatsoever by the Company or any of the other Released Parties, by whom liability is expressly denied.

4.	Agreement Not to Seek Further Relief

Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date of execution of this Waiver and Release, filed any complaints, charges or lawsuits against any of the Released Parties with any governmental agency or any court or tribunal, with respect to any Claims related to Executive’s employment or the termination thereof as provided in Section 1 hereof, and that he will not do so at any time hereafter. Executive further acknowledges and agrees that he hereby waives any right to accept any relief or recovery, including costs and attorneys’ fees, that may arise from any charge or complaint before any Federal, state or local court or administrative agency against the Released Parties.

5.	Company Property

Executive agrees that he will not retain or destroy, and will immediately return to the Company, any and all property of the Company in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, personal items or equipment provided for his use, customer files, and information, all other files and documents relating to the Company and its business, together with all written or recorded materials, documents, computer disks, plans, records or notes or other papers belonging to the Company. Executive further agrees not to make, distribute or retain copies of any such information or property.

6.	Non-Competition

6.1 During the period beginning on the date hereof and ending on the earlier of (i) six (6) months from the date of a Qualifying Termination, or (ii) the final installment of the Severance Payment as provided in the Agreement (the “Restricted Period”), the Executive shall not, directly or indirectly, undertake or perform services in or for, or render services to, participate in, or have any financial interest in, or engage in, any business competitive to that of the business of the Company or its subsidiaries or affiliates (collectively, the “Affiliated Companies”) or solicit for employment or employ any employee of the Company or the Affiliated Companies. For purposes hereof, a business shall be deemed competitive if it is conducted in any geographic or market area in which the Company or any of the Affiliated Companies are engaged in business during the Restricted Period and involves the development, design, manufacture, marketing, packaging, sale or distribution of any products developed, designed, manufactured sold or distributed, or the offering of any services offered, by the Company or any of the Affiliated Companies; and the Executive shall be deemed directly or indirectly to engage in such business if he, or any member of his immediate family (i.e., his spouse and children and their respective spouses and children) participates in such business, or in any entity engaged in or which owns, such business, as an officer, director, employee, consultant, independent contractor, inventor, product developer, partner, individual proprietor, manager or as an investor who has made any loans, contributed to capital stock or purchased any stock; provided, however, that the Executive will not at any time utilize the names “Drew,” “Kinro,” “Better Bath,” “Lippert,” “Lippert Components,” “Zieman,” “Venture Welding,” or “LTM,” or any other names used by the Company or the Affiliated Companies, in any business competitive to that of the business of the Company or any of the Affiliated Companies, or any patent, trademark, tradename, service mark, logo, copyright or similar intellectual property, whether or not registered, of any of the Company or the Affiliated Companies, or any proprietary information of any of the Company or the Affiliated Companies. The foregoing, however, shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is made is listed on a national securities exchange or is of a company registered under Section 12(g) of the Securities Exchange Act of 1934, and such investment represents less than five (5%) per cent of the outstanding securities of such class.

6.2 The Executive agrees that all products, packaging, inventions, designs, patents, patent applications, creations, ideas, techniques, methods, copyrightable materials, software, whether or not registered, or any portions thereof, and any improvements or modifications thereon, and any applications with respect to each of the foregoing, and any know-how or procedures related thereto (whether or not patentable), which relate to the business and products of the Company or the Affiliated Companies, conceived, invented, discovered or executed by the Executive, whether or not marketed or utilized by the Company or any of the Affiliated Companies, shall be the sole and exclusive property of the Company.

7.	Confidentiality Agreement

Executive acknowledges that the terms of this Waiver and Release are confidential. Accordingly, Executive agrees not to disclose or publish to any person or entity, except as required by law or as necessary to prepare tax returns, the terms and conditions or sums being paid in connection with this Waiver and Release.

8.	Acknowledgment

Executive acknowledges that he has carefully read and fully understands the terms of this Waiver and Release and the Agreement and that this Waiver and Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any or the other Released Parties as to the merits, legal liabilities or value of his claims. Executive further acknowledges that he has had a full and reasonable opportunity to consider this Waiver Release and that he has not been pressured or in any way coerced into executing this Waiver and Release.

9.	Choice of Laws

9.1 This Waiver and Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of New York.

9.2 Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in White Plains, New York over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereby irrevocably waives to the fullest extent permitted by law, (i) the right to a trial by jury; (ii) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court; or (iii) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgement in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgement.

10.	Severability

Except for the waiver and release contained in Section 1 hereof, if any provision of this Waiver and Release is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this Waiver and Release and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision. In the event that the release contained in Section 1 hereof is unenforceable or is held to be unenforceable, the parties understand and agree that the remaining provisions of this Waiver and Release shall be rendered null and void and that neither party shall have any further obligation under any provision of this Waiver and Release

11.	Entire Agreement

This document contains all terms of the Waiver and Release and supersedes and invalidates any previous agreements or contracts regarding the same subject matter. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

IN WITNESS WHEREOF, the undersigned acknowledges that he has read this Waiver and Release Agreement and sets his hand and seal this ____ day of ____________, 200_.

_________________________________
Joseph S. Giordano III

Sworn to and subscribed before me this
_____ day of ______________, 200_

_______________________________
Notary Public

My Commission Expires:

_____________________